ORGANIZATION ACTION BY UNANIMOUS
CONSENT IN WRITING OF THE
BOARD OF DIRECTORS
OF
FRENCH PEAK RESOURCES INC.
DATED: May 5, 2005

WHEREAS, a copy of the Certificate of Incorporation is attached hereto and was filed in the Office of the Secretary of State of Delaware on May 5, 2005, and the laws of the State of Delaware required the first Board of Directors to take certain organizational steps and permit the Board of Directors to transact such other business as may be deemed necessary and proper.

The undersigned, constituting the entire Board of Directors of French Peak Resources Inc., a Delaware corporation, by unanimous consent in writing pursuant to the authority contained in the Delaware Corporation Law, without the formality of convening a meeting, do hereby severally and collectively consent to the following action of the corporation:

RESOLVED, that the stated purpose of this organization action is to take the steps necessary to complete the organization of the corporation; and

FURTHER RESOLVED, that the following persons be and they hereby are elected to the offices set beside their respective names, to serve until the first meeting of the Board of Directors ensuing after the next annual meeting of shareholders and until their respective successors in said offices are duly elected and qualified or until their earlier resignation or removal:

PRESIDENT/CEO/CFO/DIRECTOR –	Robert Waters
SECRETARY/DIRECTOR

FURTHER RESOLVED, that the Corporation adopt the annexed By-Laws, which have been read by each Director; and

FURTHER RESOLVED, that the Corporate Seal, an impression of which is affixed in the margin hereof, is adopted as and for the Seal of the Corporation; and

FURTHER RESOLVED, that the officers are empowered to designate any bank insured by the Federal Deposit Insurance Corporation or any successor thereto as the bank in which the funds of this Corporation shall be deposited, and any haec verba resolutions required by such bank to effectuate such actions shall be deemed or have been duly adopted hereby, and the Secretary of the Corporation shall insert a copy of such resolution in the minute book of the Corporation; and

FURTHER RESOLVED, that the Secretary of this Corporation be and is hereby authorized and directed to procure all corporate books, books of account, and such other books as may be required by the statutes of the State of Delaware or necessary or appropriate in connection with the business of this Corporation; and

FURTHER RESOLVED, that the President and Treasurer be and are hereby authorized to pay all charges and expenses incident to or arising out of the organization of this Corporation; and

FURTHER RESOLVED, that the Treasurer is authorized to elect on the first federal tax return to deduct the foregoing expenses in a manner consistent with the Internal Revenue Code of 1986, as amended (“Code”) and the regulations promulgated under the Code; and

FURTHER RESOLVED, that the forms of Certificates for the common shares of this Corporation which are annexed hereto, be and they hereby are adopted as the forms of Certificates for the Corporation; and

FURTHER RESOLVED, that the President and Secretary of the Corporation are authorized to issue common shares of the Corporation. The Secretary was directed to annex a statement of consideration received from those shareholders who paid, in whole or in part, real property, tangible or intangible personal property, labor or services performed for the Corporation or in its formation, for their shares. The statement is designated as Schedule “A” and annexed hereto; and

FURTHER RESOLVED, that the Corporation proceed to carry on the business for which it was incorporated; and

FURTHER RESOLVED, that the proper officers of this Corporation be and they hereby are and each of them above is authorized and directed to take all actions necessary or appropriate for carrying out the intents and purposes of the foregoing resolutions.

There being no further business to be conducted at the meeting, the meeting was adjourned.

___________________
Robert Waters

Constituting all the Directors

SCHEDULE A

CONSIDERATION RECEIVED FOR SHARES

Name of Shareholder	Number of Shares	Consideration (real property, tangible or intangible personal property, labor or services performed)	$ Value

Robert Waters	12,000,000	Services rendered	$1,200